As filed with the Securities and Exchange Commission on September 15, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 TIM PARTICIPAÇÕES S.A.
(Exact name of Registrant as specified in its charter)

TIM HOLDING COMPANY
(Translation of Registrant’s name into English)

The Federative Republic of Brazil	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
Avenida das Américas, 3,434 – 7th floor 22640-102, Rio de Janeiro, RJ, Brazil
(Address and telephone number of Registrant’s principal executive offices)

Telecom Italia Sparkle of North America, Inc. 745 Fifth Avenue, 27th floor New York, New York 10151 Tel: (212) 310-9000 Fax: (212) 310-9001
(Name, Address and Telephone Number of Agent For Service)

With a copy to:
Manuel Garciadiaz, Esq. Davis Polk & Wardwell LLP Av. Brigadeiro Faria Lima, 3900 São Paulo, SP Brazil 04538-132 Tel: (55 11) 4871-8400 Fax: (55 11) 4871-8500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, without par value (1)	(2)	(2)	(2)	(2)
(1)
Traded only in the form of American Depositary Shares (as evidenced by American Depositary Receipts), each representing five common shares which are registered under the Securities Act of 1933. A separate Registration Statement on Form F-6 (File No. 333-175684) was filed on July 20, 2011.  The Registration Statement on Form F-6 relates to the registration of American Depositary Shares, or “ADSs”, evidenced by the American Depositary Receipts issued upon deposit of common shares registered hereby.

(2)
An indeterminate amount of common shares to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

PROSPECTUS

TIM PARTICIPAÇÕES S.A.

Common Shares and American Depositary Shares Representing Common Shares

We may offer the securities described in this prospectus from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We refer to the common shares and the American Depositary Shares, or ADSs, each representing five common shares, collectively as the “securities.”

This prospectus describes the general manner in which our securities may be offered using this prospectus. We will provide specific terms and offering prices of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplements carefully before you invest.

We may offer the securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to investors, on a continuous or delayed basis or through any combination of these methods. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, you should refer to the section entitled “Plan of Distribution” in the applicable prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common shares are listed on the Novo Mercado segment of the São Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores Mercadorias e Futuros), or the BM&FBOVESPA, under the symbol “TIMP3” and our ADSs are listed on the New York Stock Exchange under the symbol “TSU.”

Investing in our securities involves risks. You should carefully review the “Risk Factors” section set forth in our most recent annual report on Form 20-F/A, which is incorporated by reference herein, as well as in any other recently filed reports and, if any, in the relevant prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 15, 2011

You should rely only on the information incorporated by reference or provided in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. The terms “TIM,” “we,” “us,” “our” and “our company” mean TIM Participações S.A. and its consolidated subsidiaries, unless otherwise indicated.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, or the “SEC”, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any of the securities being offered. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including the exhibits thereto. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

All references to “real,” “reais” or “R$” are to the currency of Brazil. All references to “U.S. dollar,” “U.S. dollars” or “US$” are to the currency of the United States of America. We have made rounding adjustments to reach some of the figures included in this prospectus. As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and other reports with the SEC under the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act.” You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports and other information about issuers like us who file electronically with the SEC. The address of the site is http://www.sec.gov. You may also read and copy certain documents we submit to the New York Stock Exchange at its offices at 20 Broad Street, New York, New York 10005. We maintain an Internet site at http://www.tim.com.br. Information contained on our site is not part of this prospectus, or any accompanying prospectus supplement.

We are a “foreign private issuer” as defined under Rule 405 of the U.S. Securities Act of 1933, as amended, or the “Securities Act.” As a result, although we are subject to the informational requirements of the Exchange Act as a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-profit provisions under Section 16 of the Exchange Act and the requirement to file current reports on Form 8-K upon the occurrence of certain material events. We are also subject to the informational requirements of the BM&FBOVESPA and the Comissão de Valores Mobiliários (CVM). You are invited to read and copy reports, statements or other information, other than confidential filings, that we have filed with the BM&FBOVESPA and the CVM. Our public filings with the BM&FBOVESPA are electronically available from the BM&FBOVESPA’s Internet site at http://www.bmfbovespa.com.br.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

We incorporate by reference into this prospectus the following documents listed below, which we have already filed with or furnished to the SEC:

(1)	our annual report on Form 20-F/A for the fiscal year ended December 31, 2010 filed on September 15, 2011 and any amendments thereto;

(2)
our reports on Form 6-K filed on July 8, 2011 (material fact), July 29, 2011 and August 3, 2011 (English translation of unaudited interim financial statements for six-month periods ended June 30, 2011 and 2010);

(3)	our Form F-6 Registration Statement filed on July 20, 2011; and

(4)	our Form 8-A filed on July 21, 2011.

All subsequent reports that we file on Form 20-F under the Exchange Act after the date of this prospectus and prior to the termination of the offering shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents. We may also incorporate by reference any other Form 6-K that we submit to the SEC after the date of this prospectus and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

We will provide without charge to each person to whom this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:

TIM Participações S.A.
Avenida das Américas, 3,434, 7th floor
22640-102 – Rio de Janeiro, RJ – Brazil
phone: + 55 (21) 4009-4000
fax: + 55 (21) 4009-3990

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus supplement in relation to our plans, forecasts, expectations regarding future events, strategies, and projections, are forward-looking statements which involve risks and uncertainties and which are therefore not guarantees of future results. Our estimates and forward-looking statements are mainly based on our current expectations and estimates on projections of future events and trends, which affect or may affect our businesses and results of operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several uncertainties and are made in light of information currently available to us. Our estimates and forward-looking statements may be influenced by the following factors, among others:

•	government policy and changes in the regulatory environment in Brazil;

•	an increase in the number of competitors in the telecommunications industry that could affect our market share;

•	increased competition in our principal markets that could affect the prices we charge for our services;

•	our ability to strengthen our competitive position in the Brazilian mobile telecommunications market;

•	our ability to develop and introduce new and innovative technologies that are received favorably by the market, and to provide value-added services to encourage the use of our network;

•	the introduction of transformative technologies that could cause a significant decrease in revenues for all mobile telephone carriers;

•	our ability to operate efficiently and to refinance our debt as it comes due, particularly in consideration of uncertainties in credit and capital markets;

•	our ability to attract and retain qualified personnel;

•	effects in exchange rate fluctuations; and

•	other risk factors discussed under “Risk Factors” in Part I, Item 3.D. of our annual report on Form 20-F/A for the fiscal year ended December 31, 2010 incorporated by reference herein.

The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus supplement might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, inclusive of, but not limited to, the factors mentioned above. As a result of these risks and uncertainties, investors should not base their decisions to invest in this offering on these estimates or forward-looking statements.

iii

TIM PARTICIPAÇÕES S.A.

We are the second largest provider of mobile telecommunication services in Brazil based on the number of phone lines, with 56.8 million lines and a market share of 25.8%, based on data from ANATEL as of July 31, 2011.  We led the mobile telecommunications market in net additions of lines in 2010 and in the six-month period ended June 30, 2011, according to ANATEL.  In the six-month period ended June 30, 2011, we added 4.5 million net lines, an increase of approximately 36% compared to the corresponding period ended June 30, 2010.

We operate, through our subsidiaries, TIM Celular S.A. and Intelig Telecomunicações Ltda., in various mobile telecommunications markets throughout Brazil including mobile, fixed and long distance, data transmission and Internet services.  In the six-month period ended June 30, 2011, our gross service revenue was R$10.4 billion, a 17.0% increase from the corresponding period ended June 30, 2010, following an 8.1% increase in gross service revenue from 2009 to 2010.  Our EBITDA increased 10.9% to R$2.2 billion in the six-month period ended June 30, 2011 when compared to the corresponding period ended June 30, 2010, and a 18.4% increase from 2009 to 2010.

Through our GSM network, we serve approximately 94% of the urban population of Brazil, representing the largest GSM network coverage of any mobile telecommunications services provider in Brazil, with a presence in approximately 3,200 municipalities.  We offer extensive data coverage throughout Brazil, with our general packet radio services technology, or GPRS, covering 100% of the country and our EDGE technology reaching 78% of the country, in addition to our sophisticated 3G network covering more than 57% of the urban population of Brazil. Our international roaming agreements include more than 450 networks available in over 200 countries. Our fiber network extends from Northern to Southern Brazil, with an extensive wide area network, or backbone, of approximately 15,000 kilometers, and metropolitan area networks, or backhaul.  Our fiber optic network has a unique capacity to offer high quality ultra-broadband service in the Rio de Janeiro and São Paulo metropolitan regions, which together represent 25% of Brazilian GDP and annual telecommunications industry revenues of R$30 billion according to data from IBGE.  Our recent acquisition of AES Atimus provided us with a distinct competitive advantage as the AES Atimus network is practically twice the size of our next closest competitor in the Rio de Janeiro and São Paulo markets, with over 5,500 kilometers of fiber-optic cable accessible to approximately 550,000 business customers.

We believe we have a strong brand and a reputation for innovation, having pioneered several product launches in Brazil, such as the introduction of multimedia messaging services, or MMS, and the Blackberry product line.  Our mobile phone plans, such as Infinity Pré and Liberty, have transformed the mobile telecommunications market in Brazil, in line with our strategy to increase voice traffic and long distance calls in Brazil and to accelerate the growing trend in the substitution of fixed-line telephone services for mobile telephone services.  In addition, according to a marketing research survey conducted by Synovate from April to June 2011, we are recognized as market leaders in terms of brand preference and innovation, among other attributes.

As of June 30, 2011, we had more than 9,000 points of sales through premium shops and dealers (exclusive or multi-brand), in addition to relationships we have established through a network of large, established retail chains. In addition to these retail outlets, our customers have access to prepaid phone service as an alternative channel to access our products and services through supermarkets and newsstands and other smaller retailers, for a total of approximately 400,000 points of sale spread throughout Brazil.

Our headquarters are located at Avenida das Américas, 3434-7th floor, 22640-102 Rio de Janeiro, Brazil; our telephone number is +55 (21) 4109-3742 and our fax number is +55 (21) 4109-3314.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated capitalization at June 30, 2011 based on our financial statements prepared in accordance with IFRS.  This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the related notes thereto incorporated by reference in this prospectus.

	At June 30, 2011
	(millions of R$)		(millions of US$) (1)

Loans and financing		2,430		1,557
Equity:
Capital stock		8,165		5,231
Capital reserves		380		243
Profit reserves		1,756		1,125
Accumulated income		563		361
Total shareholders’ equity		10,864		6,960
Total capitalization (2)	R$	13,294	U.S.$	8,516

(1)	Converted for convenience only using the commercial selling rate as reported by the Central Bank on June 30, 2011 for reais into U.S. dollars of R$1.561 per U.S.$1.00.

(2)	Corresponds to total long-term loans and financing plus total shareholders’ equity.

There have been no material changes to our total capitalization, loans and financings and total shareholders’ equity since June 30, 2011.

PRICE HISTORY

Our common shares are listed on Novo Mercado segment of the São Paulo Stock Exchange (BM&FBOVESPA S.A. - Bolsa de Valores Mercadorias e Futuros), or the BM&FBOVESPA, under the symbol “TIMP3” and our ADSs are listed on the New York Stock Exchange, or the NYSE, under the symbol “TSU.” The table below sets forth, for the indicated periods, the high and low closing prices of the ADSs on the NYSE, in U.S. dollars, and the common shares on the BM&FBOVESPA, in reais. On September 13, 2011, the last reported sales price of our common shares on the BM&FBOVESPA was R$8.91 and the last reported sales price of our ADSs on the NYSE was US$26.45.

At an extraordinary shareholders meeting held on June 22, 2011 our shareholders approved, among other things: (1) the conversion of all of our preferred shares into common shares, at a ratio of 0.8406 common shares for each preferred share; (2) our adherence to the Novo Mercado rules and the transfer of trading of the shares issued by us to the Novo Mercado, and (3) amendments to our bylaws.

In order to join the Novo Mercado, we entered into a Novo Mercado Participation Agreement with the  BM&FBOVESPA. Through this agreement, which became effective on July 27, 2011, we are required to adhere to heightened requirements relating to corporate governance and the disclosure of information to the market. Additionally, as of such date, our shares started trading on the Novo Mercado segment of the BM&FBOVESPA.  Pursuant to the Novo Mercado Regulations, we are not permitted to issue preferred shares, participation bonuses or any kind of shares with restricted voting rights.

Prior to August 2, 2011 we had common shares and preferred shares listed on the BM&FBOVESPA under the symbols “TCSL3” and “TCSL4”, respectively.  Our ADSs listed on the NYSE each represented 10 preferred shares.  As part of our migration to the Novo Mercado listing segment of the BM&FBOVESPA, our preferred shares ceased to trade on August 2, 2011.  On August 4, 2011, our ADSs representing preferred shares ceased to trade on the NYSE.  From August 3, 2011, we only had common shares traded on the Novo Mercado listing segment of BM&FBOVESPA, by using the code “TIMP3” and as from August 5, 2011, our ADSs representing five common shares instead of ten preferred shares commenced trading on the NYSE.

	NYSE		BM&FBOVESPA		BM&FBOVESPA
	HIGH	LOW	HIGH	LOW	HIGH	LOW
	(in U.S.$ per ADS)		(in reais per preferred share)		(in reais per common share)
Year ended
December 31, 2006	40.60	23.54	8.66	5.25	13.19	6.41
December 31, 2007	46.40	29.54	8.10	5.80	12.47	8.30
December 31, 2008	43.80	11.44	7.33	2.42	9.83	4.49
December 31, 2009	30.13	11.99	5.20	2.64	7.95	4.93
December 31, 2010	35.07	23.58	5.90	4.27	8.03	5.78

Year ended December 31, 2009
First quarter	15.50	12.34	3.68	2.85	7.10	4.93
Second quarter	20.48	11.99	3.97	2.64	7.95	5.90
Third quarter	25.44	17.00	4.59	3.36	7.05	5.36
Fourth quarter	30.13	23.27	5.20	4.08	7.23	5.44

Year ended December 31, 2010
First quarter	30.43	24.68	5.09	4.45	7.80	6.66
Second quarter	28.69	23.58	4.94	4.15	7.35	5.78
Third quarter	32.99	26.25	5.41	4.59	8.03	6.82
Fourth quarter	35.07	30.90	5.73	5.08	7.34	6.68

	NYSE		BM&FBOVESPA		BM&FBOVESPA
	HIGH	LOW	HIGH	LOW	HIGH	LOW
	(in U.S.$ per ADS)		(in reais per preferred share)		(in reais per common share)
Quarter ended
March 31, 2011	26.01	20.02	7.12	5.63	8.60	6.84
June 30, 2011	29.87	25.98	7.81	6.88	9.00	8.10

Month ended
March 31, 2011	26.01	22.14	7.12	6.16	8.60	7.43
April 30, 2011	28.21	26.39	7.31	6.88	8.60	8.18
May 31, 2011	29.23	25.98	7.81	6.94	9.00	8.10
June 30, 2011	29.87	27.84	7.72	7.38	8.96	8.55
July 31, 2011	29.76	28.53	7.70	7.39	9.10	8.67
August 31, 2011 (1) (2)	31.30	24.48	N/A	N/A	9.80	7.60
September 2011 (through September 13)	26.60	25.78	N/A	N/A	9.09	8.87

(1)	Our preferred shares ceased to trade on August 2, 2011.

(2)	On August 5, 2011, our ADSs representing common shares instead of preferred shares commenced trading on the NYSE.

DESCRIPTION OF CAPITAL STOCK

General

We are currently a publicly-held company incorporated under the laws of Brazil, registered with the Board of Trade of the State of Rio de Janeiro (JUCERJ) under NIRE 33.3.0027696-3 and with the CVM under No. 17639, and enrolled with the Brazilian Taxpayer’s Authorities under CNPJ/MF No. 02,558,115/0001-21.

Corporate Purposes

Article 2 of our bylaws provides that our corporate purpose is to: (1) control the companies that offer telecommunications services, including mobile personal telephone services and others, in their respective authorization and/or concession areas; (2) promote, through its controlled or affiliated companies, the expansion and implementation of mobile telephone services in their respective concession and/or authorization areas; (3) promote, perform or give guidance in relation to the borrowing of funds from internal and external sources to be invested by the Company or by its controlled companies; (4) promote and incentive study and research activities for the development of the mobile telephone services industry; (5) provide specialized technical mobile telecommunications services through controlled or affiliated companies; (6) promote, incentive and coordinate, through controlled or affiliated companies, the education and training of the staff required by the mobile telephone services industry; (7) perform or promote the import of goods and services for the controlled or affiliated companies; (8) engage in any other activities related or akin to its purpose; and (9) hold interest in the corporate capital of other companies.

Issued Share Capital

As of the date of this prospectus, our share capital was R$8,164,664,628.66, all of which was fully subscribed and paid-in. Our share capital is comprised of 2,217,374,279 registered, book-entry common shares, without par value. Under our bylaws, our board of directors may increase our share capital to the limit of our authorized capital by issuing up to 4,450,000,000 common shares without the need of specific shareholder approval. Our shareholders must approve any capital increase above that amount at a shareholders’ general meeting. Pursuant to the agreement entered into with the BM&FBOVESPA for the listing of our shares on the Novo Mercado, we are not permitted to issue preferred shares.

Novo Mercado

Our shares were accepted for trading on the Novo Mercado on August 3, 2011.  In the Novo Mercado, listed companies are required to, among others, (1) only issue common shares, (2) maintain a minimum free float equal to at least 25% of the company’s capital, (3) detail and include additional information in the quarterly information and (4) make available the annual and quarterly financial statements in English and based on IFRS.

The rules imposed by the Novo Mercado aim at providing transparency in relation to the activities and economic situation of the companies to the market, as well as more power to the minority shareholders in the management of the companies, among other rights.

The board of directors of companies authorized to have their shares traded on the Novo Mercado shall be comprised of at least five members and maximum of nineteen members, of which at least 20% shall be independent, as defined in the Listing Rules of the Novo Mercado. The members of the board of directors shall be elected by a shareholders’ general meeting for a maximum two-year term of office, and are eligible for reelection. All new members of the board of directors and of the board of officers shall sign a Management Compliance Statement. Through the Management Compliance Statement, the company’s directors and officers are personally responsible for complying with the Listing Agreement in the Novo Mercado, the Rules of the Market Arbitration Chamber and the Listing Rules of the Novo Mercado.

Novo Mercado rules cover other areas designed to foster high levels of corporate governance and market transparency. Companies are required to keep the minimum stock percentage floating in the market, in order to foster dispersion of share ownership. In addition, companies are obliged to assign tag-along rights to their shareholders in order to ensure equal treatment if a controlling shareholder sells its controlling stake. The Novo

Mercado rules require companies to provide quarterly information on the number of shares held by the controlling shareholder, if any, company directors and officers, members of the Fiscal Council and the number of outstanding shares, in addition to other information required by the Listing Rules of the Novo Mercado. Companies are also required to give more disclosure regarding related party transactions in which a company may be involved. Finally, controlling shareholders, directors, officers and members of a company’s fiscal council are required to submit to arbitration any disputes or conflicts related to or arising from the Listing Rules of the Novo Mercado and the Listing Agreement in the Novo Mercado, specifically with regard to their application, validity, effectiveness and interpretation, as set forth in article 53 of our bylaws. The arbitrations take place before the Market Arbitration Chamber established by the BM&FBOVESPA and are conducted in accordance with the Rules of the Market Arbitration Chamber.

Delisting from the Novo Mercado

We may delist from the Novo Mercado at any time, so long as the delisting is (1) previously approved at our shareholders’ meeting, except in the case of delisting from Novo Mercado due to the cancelation of the publicly traded company register, and (2) upon written notice to BM&FBOVESPA at least thirty (30) days prior the delisting.

The delisting from the Novo Mercado shall not result in the loss of the qualification as a publicly traded company registered with BM&FBOVESPA.

If we are set to delist from Novo Mercado due to implementation of a corporate restructuring transaction, and the shares issued by the surviving company are not listed to trade on the Novo Mercado within 120 days after the date of the shareholders’ meeting that approved the transaction, a controlling shareholder shall be required to launch a tender offer for all our shares at a price at least equivalent to their economic value, as determined pursuant to the valuation process set forth in the Novo Mercado regulation and in accordance with applicable Brazilian law and regulations.

Where, absent a controlling shareholder, we are set to delist from the Novo Mercado due to implementation of a corporate restructuring transaction, and the shares issued by the surviving company are not listed to trade on the Novo Mercado within 120 days after the date of the shareholders’ meeting that approved the transaction, the delisting from Novo Mercado will be contingent on a tender offer being launched pursuant to the same conditions set forth on the paragraph above. The same shareholders’ meeting shall define the party or parties responsible for launching the tender offer, which party or parties will be required to undertake an express commitment to launch the tender offer. Absent such a decision, the shareholders voting to approve the corporate reorganization transaction will be responsible for conducting the tender offer.

If we are set to delist from the Novo Mercado due to the vote of a controlling shareholder, such controlling shareholder shall conduct a tender offer to purchase the shares of our other shareholders at a price at least equivalent to its economic value, as determined pursuant to the valuation process set forth in the Novo Mercado rules and in accordance with applicable Brazilian law and regulations.

Where, absent a controlling shareholder, the delisting from Novo Mercado is ordered due to violation of the provisions of applicable Novo Mercado listing rules, resulting from:

•
a decision of our shareholders taken at a shareholders’ meeting, the shareholders voting to approve such decisions which lead to the violation shall be required to launch a tender offer to purchase the shares of the other shareholders, at a price at least equivalent to its economic value, as determined pursuant to the valuation process set forth in the Novo Mercado rules and in accordance with applicable Brazilian law and regulations; or

•
an act of the management, BM&FBOVESPA shall determine that our management call a shareholders’ meeting to decide on how to remedy the violation of the provisions of applicable Novo Mercado listing rules or, as the case may be, to decide upon the delisting of the company from Novo Mercado.

Continuing Obligations. Delisting its shares from the Novo Mercado shall not exempt our company, its managers, its controlling shareholders and other shareholders from complying with obligations and meeting the requirements prescribed in the Novo Mercado rules with regard to facts and events preceding the delisting date.

Change of Corporate Control After Delisting. In case of a transaction for change of corporate control taking place within the period of twelve months after the delisting from the Novo Mercado, the selling controlling shareholder and the acquirer shall be jointly liable for collectively offering to purchase the shares held by other shareholders, for the same price per share and under the same terms and conditions obtained by the selling controlling shareholder in the disposal of its own shares.

If the price paid to the selling controlling shareholder for its shares exceeds the price offered in the tender offer required for the delisting, the selling controlling shareholder and the acquirer shall be jointly liable for collectively reimbursing the difference in price to shareholders that subscribed to such tender offer.

Both we and our controlling shareholder shall be required to register in the share register of the company, relative to the shares owned by the controlling shareholder, an annotation of encumbrance on the shares consisting in obligation of extending to other shareholders of the company the same price and payment conditions offered to the selling controlling shareholder.

Relisting Prohibition. In the event we delist from the Novo Mercado, the securities issued by our company may not be traded again on the Novo Mercado for a minimum period of two years, as of the date upon which the delisting was effected, except in the event of a change of corporate control of the company after its delisting from the Novo Mercado.

Sale of a Controlling Stake in Our Company

According to the rules of the Novo Mercado, the sale of control of our company, in one transaction or in a series of transactions, must contemplate an obligation by the acquirer to complete a public tender offer for the acquisition of all our other outstanding shares on the same terms and conditions granted to the selling controlling shareholder.

A public tender offer is also required:

•	when there is an assignment of share subscription rights or rights of other securities convertible into our shares, which results in the transfer of our control;

•	in case of a transfer of control by the controlling shareholder; and

•
when an existing shareholder acquires a controlling stake in us. Any shareholder that acquires control of us must conduct a public tender offer under the same terms and conditions offered by the selling controlling shareholders and shall reimburse the shareholders from whom the shares were acquired six months prior to the sale of control, the amount equivalent to the difference between the price paid to the selling controlling shareholder and the price paid on the stock exchange for our common shares.

The acquiring controlling shareholder, if applicable, shall, within six months of the acquisition of our control, take the necessary steps to guarantee a minimum public float of 25.0% of our total capital stock.

The controlling shareholder will not be able to transfer its shares, and the Company will not be able to register the transfer of these shares, until the buyer signs the relevant instruments approving adherence to the regulations of the Novo Mercado and acceptance of the Rules of the Market’s Arbitration Chamber.

Voting Rights Relating to our Shares

Each common share entitles the holder to one vote at meetings of shareholders.

Meetings of Shareholders

According to Brazilian law, shareholders must be previously notified through a notice published in three Brazilian official gazettes in order for an annual or extraordinary shareholders’ meeting to be held. The notification must occur at least 15 days prior to the meeting scheduled date. If the meeting so noticed is not held for any reason on first notice, a second notification must be published at least eight days before the second meeting date.

On the first notice, meetings may be held only if shareholders holding at least one-fourth of voting shares are represented. Extraordinary meetings for the amendment of the bylaws may be held on the first notice only if shareholders holding at least two thirds of the voting capital are represented. On a second call, the meetings are held regardless of quorum.

Pursuant to our bylaws and Brazilian corporate law, shareholders at our annual shareholders’ meeting, which is required to be held within the first four months following the end of the fiscal year, will convene to:

•	take the management accounts; examine, discuss and vote on the financial statements;

•	decide on the uses to which the net income of the fiscal year should be put and on the distribution of dividends; and

•	elect the members of the statutory audit committee and, when applicable, the members of the board of directors.

An extraordinary shareholders’ meeting shall be convened whenever the Company interests so require. Pursuant to our bylaws and Brazilian corporate law, the following actions, among others, are exclusive powers of the shareholders’ meeting:

•	to amend the bylaws;

•	to decide on the appraisal of assets given by shareholders to pay up capital stock;

•	to decide on the Company’s transformation, merger, take-over and split-up; its dissolution and liquidation; to appoint and remove liquidators and appreciate their accounts;

•	to suspend the rights of shareholders not in compliance with their duties imposed by law, the bylaws or the Novo Mercado Listing Rules;

•	to elect and remove, at any time, the board of directors and the statutory audit committee;

•	to determine the global or individual remuneration of the board of directors, board of executive officers and the statutory audit committee;

•	to annually take the accounts of the management and decide on the submitted financial statements;

•	to decide where the Company shall file a civil liability law suit against the management for losses in the Company’s assets as provided by law;

•
to resolve in compliance with all provisions of any law, the bylaws or the Novo Mercado rules about capital stock increase by means of subscription of new shares, and on the issuance of any other bonds or securities, whether in Brazil or abroad and whenever the limit of the authorized capital has been attained;

•	to decide on the withdrawal from the register of publicly-held companies before the CVM;

•	to decide on the delisting of the Company from the Novo Mercado listing segment;

•	to choose a company to prepare an opinion concerning the appraisal of the Company’s shares in the event of cancellation or delisting; and

•
to previously approve the execution of any agreements with a duration exceeding 12 months between the Company or its controlled companies, on the one hand, and the controlling shareholder or companies controlled, affiliated or under the same control or the controlling companies of the latter, or parties related to the Company, on the other hand except when those agreements are governed by uniform clauses.

Board of Directors

According to our bylaws, our board of directors is comprised of at least five and at most nineteen permanent members. The following is a description of some of the provisions of our bylaws concerning the board of directors:

•
The board of directors has the power to approve loans and financing as well as other transactions giving rise to indebtedness, for an amount exceeding R$300 million, as set forth in Article 22, Item XVI;

•	The board of directors has the power to allocate the total budget for management remuneration approved by the shareholders’ meeting among the directors and the executive officers, as necessary; and

•	The board of directors has the power to authorize the Company, as well as its controlled companies and affiliates, to enter into, amend or terminate shareholders’ agreements.

There are no provisions in the bylaws with respect to:

•	a director’s power to vote compensation to him or herself in the absence of an independent quorum;

•	borrowing powers exercisable by the directors;

•	age limits for retirement of directors;

•	required shareholding for director qualification; or

•	disclosure of share ownership.

Board of Executive Officers

The executive officers are the Company’s representative and executive body, and each one of them shall act within his/her respective scope of authority. Following is a description of some of the provisions of our bylaws concerning the board of executive officers:

•	the power to authorize the participation of the Company or its companies controlled in any joint venture, partnership, consortium or any similar structure;

•	the power to ratify, within the limits set forth in the bylaws, the purchase of materials and equipment and the execution of property, construction work and service agreements; and

•
the power to approve the contracting by the Company or by its controlled companies of loans, financing, or any other  transactions implying indebtedness to the Company or its controlled companies, whose individual value is greater than R$30.0 million, provided that certain provisions of the bylaws are observed.

Dividend Rights

Under our bylaws, we are required to distribute an aggregate amount equal to at least 25% of our adjusted net income to our shareholders, either as dividends or as tax-deductible interest on shareholders’ equity.  We may also make additional distributions to the extent of available distributable profits and reserves. Our subsidiary TIM Celular is also subject to mandatory distribution requirements and, to the extent of distributable profits and reserves, is accordingly required to pay dividends to us. All of the aforementioned distributions may be made as dividends or as tax-deductible interest on shareholders’ equity.

Brazilian corporations may make payments to shareholders characterized as interest on shareholders’ equity (juros sobre capital próprio) as an alternative form of making dividend distributions to the shareholders. The rate of interest may not be higher than the Federal Government’s long-term interest rate as determined by BNDES from time to time. Dividends are not subject to withholding income tax when paid. On the other hand, interest on shareholders’ equity paid to shareholders is deductible from the corporation’s net income for tax purposes, but the distributions are subject to withholding tax.

For the purposes of Brazilian corporate law, and in accordance with our bylaws, adjusted net income is an amount equal to net profit adjusted to reflect allocations to and from:

•	the legal reserve; and

•	contingency reserves.

We are required to maintain a legal reserve, to which we must allocate 5% of net income for each fiscal year until the amount for such reserve equals 20% of our capital. However, we are not required to make any allocations to our legal reserve in respect of any fiscal year in which our legal reserve, together with our other capital reserves, exceeds 30% of our capital. Losses, if any, may be charged against the legal reserve.

Brazilian corporate law also provides for two discretionary allocations of net income that are subject to approval by the shareholders at the annual meeting. First, a percentage of net income may be allocated to a contingency reserve for anticipated losses that are deemed probable in future years. Any amount so allocated in a prior year must be either reversed in the fiscal year in which the loss was anticipated if such loss does not in fact occur, or written off in the event that the anticipated loss occurs. Second, if the mandatory distributable amount exceeds the sum of realized net income in a given year, such excess may be allocated to unrealized revenue reserve. Under Brazilian corporate law, realized net income is defined as the amount of net income that exceeds the net positive result of equity adjustments and profits or revenues from operations with financial results after the end of the next succeeding fiscal year.

Under Brazilian corporate law, any company may, as a term in its bylaws, create a discretionary reserve. bylaws which authorize the allocation of a percentage of a company’s net income to the discretionary reserve must also indicate the purpose, criteria for allocation and a maximum amount of the reserve. The company’s bylaws authorize the allocation of the net income balance not allocated to the payment of the mandatory minimum dividend to a supplementary reserve for the expansion of corporate business, not to exceed 80% of the capital.

We may also allocate a portion of our net income for discretionary appropriations for plant expansion and other capital investment projects, the amount of which would be based on a capital budget previously presented by our management and approved by shareholders. Under Brazilian corporate law, capital budgets covering more than one year must be reviewed at each annual shareholders’ meeting. After completion of the relevant capital projects, we may retain the appropriation until the shareholders vote to transfer all or a portion of the reserve to capital realized.

The amounts available for distribution may be further increased by a decrease in the contingency reserve for anticipated losses anticipated in prior years but not realized. The amounts available for distribution are determined on the basis of financial statements prepared in accordance with Brazilian GAAP.

The legal reserve is subject to approval by the shareholders voting at the annual meeting and may be transferred to capital but is not available for the payment of dividends in subsequent years. Our calculation of net income and allocations to reserves for any fiscal year are determined on the basis of financial statements prepared in accordance with CVM rules and Brazilian GAAP.

Under Brazilian corporate law, a company is permitted to suspend the mandatory dividend in respect of common shares not entitled to a fixed or minimum dividend if:

•
its management (board of directors and board of executive officers) and Fiscal Committee report to the shareholders’ meeting that the distribution would be incompatible with the financial circumstances of that company; and

•	the shareholders ratify this conclusion at the shareholders’ meeting.

In this case,

•	the management must forward to CVM within five days of the shareholders’ meeting an explanation justifying the information transmitted at the meeting; and

•
the profits which were not distributed are to be recorded as a special reserve and, if not absorbed by losses in subsequent fiscal years, are to be paid as dividends as soon as the financial situation permits.

For the purposes of Brazilian corporate law, the net income after income tax and social contribution for such fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to warrants and employees’ and management’s participation in a company’s profits, shall be distributed as dividends.

Payment of Dividends

We are required by law and by our bylaws to hold an annual shareholders’ meeting by April 30 of each year, at which, among other things, an annual dividend may be declared by decision of our shareholders on the recommendation of our executive officers, as approved by our board of directors. The payment of annual dividends is based on the financial statements prepared for the fiscal year ending December 31. Under Brazilian corporate law, dividends are required to be paid within 60 days following the date the dividend is declared to shareholders of record on such declaration date, unless a shareholders’ resolution sets forth another date of payment, which in any event shall occur prior to the end of the fiscal year in which such dividend was declared.

A shareholder has a three-year period from the dividend payment date to claim dividends in respect of its shares, after which we have no liability for such payment. Because our shares are issued in book-entry form, dividends with respect to any share are credited to the account holding such share. We are not required to adjust the amount of paid-in capital for inflation. Annual dividends may be paid to shareholders on a pro rata basis according to the date when the subscription price is paid to us.

Redemption

Subject to certain exceptions, the common shares are redeemable by shareholders exercising  withdrawal rights in the event that shareholders representing over 50% of the voting shares adopt a resolution at a duly convened shareholders meeting to:

•	reduce the mandatory distribution of dividends;

•	change our corporate purpose;

•	participate in a group of companies;

•	transfer all of our shares to another company in order to make us a wholly-owned subsidiary of that company;

•	split up, subject to the conditions set forth by Brazilian corporate law;

•	change corporate form;

•	approve the acquisition of another company, the price of which exceeds certain limits set forth in Brazilian corporate law; or

•	merge or consolidate ourselves with another company.

The redemption right expires 30 days after publication of the minutes of the relevant shareholders’ meeting. The shareholders would be entitled to reconsider any action giving rise to redemption rights within 10 days following the expiration of those rights if they determine that the redemption of shares of dissenting shareholders would jeopardize our financial stability.

Brazilian corporate law excludes dissenters’ rights in such cases for holders of shares that have a public float rate higher than 50% and that are “liquid.” Shares are defined as being “liquid” for these purposes if they are part of the BM&FBOVESPA Index or another stock exchange index (as defined by CVM). For as long as our shares are part of any qualifying market index, the right of redemption shall not be extended to our shareholders with respect to decisions regarding our merger or consolidation with another company, or the participation in a group of companies as defined by Brazilian corporate law. Currently, our common shares do not have a public float rate higher than 50%; accordingly dissenter’s withdrawal rights are applicable.

Unless otherwise provided in the bylaws, which is not the case with us, a shareholder exercising rights to redeem shares is entitled to receive the book value of such shares, determined on the basis of the last annual balance sheet approved by the shareholders. If the shareholders’ meeting giving rise to redemption rights occurs more than 60 days after the date of the last annual balance sheet, a shareholder may demand that its shares be valued on the basis of a new balance sheet that is as of a date within 60 days of such shareholders’ meeting.

Preemptive Rights

Except in the case of a public offering of ordinary shares or convertible debentures, public subscription or a public tender offer (whereby such actions must be authorized by the board of directors in accordance with article 22, section 2 of the bylaws), each of our shareholders has a general preemptive right to subscribe shares in any capital increase, in proportion to its shareholding. A minimum period of 30 days following the publication of notice of the capital increase is allowed for the exercise of the right, and the right is transferable.

Preemptive rights to purchase shares may not be offered to U.S. holders of the ADSs unless a registration statement under the Securities Act is effective with respect to the shares underlying those rights or an exemption from the registration requirements of the Securities Act is available. Consequently, if you are a holder of our ADSs who is a U.S. person or is located in the United States, you may be restricted in your ability to participate in the exercise of preemptive rights.

Exchange Controls

There are no restrictions on ownership of our common shares by individuals or legal entities domiciled outside Brazil. However, the right to convert dividend payments and proceeds from the sale of shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation which generally requires, among other things, that the relevant investments have been registered with the Central Bank. Foreign investors may register their investment under Law No. 4,131 of September 3, 1962, or “Law No. 4,131,” or Resolution CMN 2,689. Registration under Law No. 4,131 or under Resolution CMN 2,689 generally enables foreign investors to convert into foreign currency dividends, other distributions and sales proceeds received in connection with registered investments and to remit such amounts abroad. Resolution CMN 2,689 affords favorable tax treatment to foreign investors who are not resident in a tax haven jurisdiction, which is defined under Brazilian tax laws as a country that does not impose taxes or where the maximum income tax rate is lower than 20% or that restricts the disclosure of shareholder composition or ownership of investments.

Under Resolution CMN 2,689, foreign investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are fulfilled. In accordance with Resolution CMN 2,689, foreign investors are individuals, corporations, mutual funds and collective investments domiciled or headquartered abroad.

Pursuant to Resolution CMN 2,689, foreign investors must:

•	appoint at least one representative in Brazil with powers to perform actions relating to the foreign investment;

•	complete the appropriate foreign investment registration form;

•	obtain registration as a foreign investor with the CVM; and

•	register the foreign investment with the Central Bank.

The securities and other financial assets held by the foreign investor pursuant to Resolution CMN 2,689 must be:

•	registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or by the CVM; or

•	registered in registration, clearing and custody systems authorized by the Central Bank or by the CVM.

In addition, securities trading by foreign investors pursuant to Resolution CMN 2,689 is restricted to transactions carried out on the stock exchanges or organized over-the-counter markets licensed by the CVM.

On January 26, 2000, the Central Bank enacted Circular No. 2,963, providing that beginning on March 31, 2000, all investments by a foreign investor under Resolution CMN 2,689 are subject to the electronic registration with the Central Bank. Foreign investments registered under the Annex IV regulations were required to conform to the new registration rules by June 30, 2000.

Resolution No. 1,927 of the CMN provides for the issuance of depositary receipts in foreign markets in respect of shares of Brazilian issuers. Our ADS program was approved under the Annex V regulations by the Central Bank and the Brazilian securities commission prior to the issuance of the ADSs. Accordingly, the proceeds from the sale of ADSs by ADR holders outside Brazil are free of Brazilian foreign investment controls and holders of the ADSs will be entitled to favorable tax treatment. According to Resolution CMN 2,689, foreign investments registered under Annex V Regulations may be converted into the new investment system and vice-versa, provided the conditions set forth by the Central Bank and the CVM are complied with.

Under current Brazilian legislation, the federal government may impose temporary restrictions on remittances of foreign capital abroad in the event of a serious imbalance or an anticipated serious imbalance of Brazil’s balance of payments. For approximately six months in 1989 and early 1990, the federal government froze all dividend and capital repatriations that were owed to foreign equity investors, in order to conserve Brazil’s foreign currency reserves. These amounts were subsequently released in accordance with federal government directives. The imbalance in Brazil’s balance of payments increased during 1999, and there can be no assurance that such increases will not incur in the future or that the federal government will not impose similar restrictions on foreign repatriations in the future for similar or other reasons.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

J.P. Morgan Chase Bank, N.A. acts as the depositary for the American Depositary Shares. J.P. Morgan’s depositary offices are located at 1 Chase Manhattan Plaza, Floor 58, New York 10005-1401. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be evidenced by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Banco Itaú Unibanco S.A, located at Avenida Armando de Arruda Pereira, 707, 9th floor, Torre Eudoro Villela, Jabaquara, São Paulo, SP,  04344-902.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive five of our common shares on deposit with the custodian. An ADS also represents the right to receive any other securities, cash or property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that evidences your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of common shares will continue to be governed by the laws of Brazil, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals.

Neither the Depositary, the Custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, you may directly hold your ADSs either by means of an ADR registered in your name, indirectly through a brokerage or safekeeping account, or directly through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”).

The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or “DTC,” the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” Only persons in whose name ADRs are registered on the books of the depositary will be treated by us and the depositary as ADR holders. When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of underlying common shares that your ADSs represent as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders on an averaged or other practicable basis, subject to  (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain holders, and (iii) deduction of the depositary's expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.

The depositary will apply the same method for distributing the net proceeds of the sale of any property or securities (such as undistributed rights) received by the custodian as a distribution in respect of securities on deposit.

Distributions of Shares

Whenever we make a dividend or free distribution of common shares for the securities on deposit with the custodian, we will deposit the applicable number of common shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will distribute to holders new ADSs representing the common shares deposited. Only whole new ADSs will be distributed. Fractional entitlements will be aggregated and sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new common shares so distributed. No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the common shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional common shares, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing rights to acquire additional ADSs.  However, if we do not timely furnish such evidence, the depositary may sell such rights if practicable and distribute the net proceeds in the same way it distributes cash, or if the sale of such rights cannot practicably be accomplished by reason of the nontransferability of the rights, limited markets therefor, their short duration or otherwise, the depositary may allow such rights to lapse, in which case you will receive nothing.

You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights.

Other Distributions

Whenever we intend to distribute property other than cash, common shares or rights to purchase additional common shares, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

To the extent the depositary determines in its discretion that any distribution is not practicable with respect to any ADR holder, the depositary may make such distribution as it deems practicable, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

Changes Affecting Common Shares

The common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such common shares or a recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy  or sale of all or substantially all of our assets.

If any such change were to occur, the depositary may choose to either (i) amend the form of ADR; (ii) distribute additional or amended ADRs; (iii) distribute cash, securities or other property it has received in connection with such actions; (iii) sell any securities or property received and distribute the proceeds as cash; or (iv) do  none of the foregoing. If the depositary does not choose any of the foregoing, any of the cash, securities or other property it receives shall constitute part of the deposited securities and each ADR will then represent a proportionate interest in such property.

Issuance of ADSs upon Deposit of Common Shares

The depositary may create ADSs on your behalf if you or your broker deposit common shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and other charges of the depositary, any governmental charges and taxes payable for the transfer of the common shares to the custodian, and any; stock transfer or registration fees for the registration of transfer of the common shares on any applicable register. Your ability to deposit common shares and receive ADSs may be limited by U.S. and Brazilian legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the common shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of common shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The common shares are validly issued and outstanding, fully paid, non-assessable and free of preemptive rights.

•	You are duly authorized to deposit the common shares.

•
The common shares presented for deposit are not “restricted securities” (as defined in the deposit agreement) unless at the time of deposit such common shares may be freely transferred pursuant to Rule 144 under the Securities Act and may otherwise be offered and sold freely in the United States.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary, and  to have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, provided that in either case you must also:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States;

•
provide such other information as the depositary may deem necessary or proper including without limitation information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the form of ADR, as the depositary may deem necessary or proper;

•
comply with such regulations as the depositary may establish consistent with the deposit agreement and any regulations which the depositary is informed of in writing by us which are deemed desirable by us, the depositary or the custodian to facilitate compliance with any applicable rules or regulations of the Banco Central do Brasil, or the “Central Bank” or Comissão de Valores Mobiliários or the “CVM,” and

•
pay any stock transfer or other tax or other governmental charge, any stock transfer or registration fees in effect for the registration of transfers of common shares upon any applicable register, and  any applicable charges as provided in the deposit agreement, upon the transfer of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying common shares at the custodian’s office. Your ability to withdraw the common shares is subject to the provisions of or governing the deposited securities, including the Company's estatuto or applicable law. In order to withdraw the common shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the common shares being withdrawn. The withdrawn common shares will be delivered at the office of the custodian or, at your request, risk and expense, the depositary may deliver such common shares at such other place as you may request. Once canceled, the ADSs will not have any rights under the deposit agreement.

•
If you hold ADSs registered in your name, the depositary may ask you to (i) provide proof of identity and genuineness of any signature, (ii) provide such other information as the depositary may deem necessary or proper including without limitation information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the form of ADR, as the depositary may deem necessary or proper, and (iii) comply with such regulations as the depositary may establish consistent with the deposit agreement and any regulations which the depositary is informed of in writing by us which are deemed desirable by us, the depositary or the custodian to facilitate compliance with any applicable rules or regulations of the Central Bank or the CVM.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•
Temporary delays that may arise because (1) the transfer books for the common shares or ADSs are closed, or (2) common shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or governmental regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Suspension of Certain Actions by Depositary

The depositary may suspend the issuance of ADRs, the acceptance of deposits of common shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of deposited securities, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary or by us.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the common shares represented by your ADSs. The voting rights of holders of common shares are described in “Description of Capital Stock—Rights of Common Shares.”

As soon as practicable after receipt from us of notice of any meeting or solicitation of consents or proxies, the depositary shall mail to you a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each ADR holder on the record date set by the depositary will be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the securities represented by the holder’s ADSs and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by us.  Upon receipt of instructions of a holder in the manner and on or before the date established by the depositary for such purpose, the depositary shall endeavor insofar as practicable and permitted under the provisions of or governing deposited securities to vote or cause to be voted the deposited securities represented by such holder’s ADSs in accordance with such instructions.  The depositary will not itself exercise any voting discretion in respect of any deposited securities.

We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Record Dates

The Depositary may, after consultation with us, if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by us for the determination of the ADR holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses provided for in the deposit agreement, as well as for the determination of the ADR holders who shall be entitled to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such holders shall be so entitled or obligated.

Fees and Charges

The depositary may charge each person to whom ADS are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADSs are cancelled or reduced for any other reason, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered (as the case may be).  The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

Additionally, the following charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of up to US$0.05 or less per ADS for any cash distribution made pursuant to the deposit agreement;

•	a fee of $1.50 per ADR or ADRs for transfers made pursuant to the deposit agreement;

•
a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the issuance of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to the ADR holders entitled thereto;

•
an aggregate fee of US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders as of the record date or record dates set by the depositary during each calendar year and shall be payable at the sole discretion of the depositary in the manner described in the next succeeding provision);

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reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of the depositary's agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the common shares or other deposited securities, the delivery of deposited securities or otherwise in connection with the depositary's or its custodian's compliance with applicable law, rule or regulation (which charge shall be assessed on a proportionate basis against registered holders of ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such currency).

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.

The fees described above may be amended from time to time by agreement between us and the depositary.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary and by the brokers (on behalf of their clients) delivering the ADSs to the depositary for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary will reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement and may, in the future, remit to us a portion of the depositary fees charged, in each case, upon such terms and conditions as we and the depositary may agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. Any amendments or supplements to the deposit agreement which imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which otherwise prejudices any substantial existing rights of holders of ADSs does not become effective until the expiration of 30 days after notice of such amendment or supplement has been given to holders of ADSs. If a holder of ADRs continues to hold ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Any amendments or supplements will be deemed not to prejudice any substantial rights or ADR holders if they (i) are reasonably necessary for the ADSs to be registered under the Securities Act or for the ADSs or common shares to be eligible for book-entry settlement, and (ii) in each case do not impose or increase the fees and charges you are required to pay. In addition, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

The deposit agreement cannot be amended to impair your right to withdraw the common shares represented by your ADSs (except in order to comply with mandatory provisions of applicable law).

The depositary may resign by delivery of written notice to us of its election to do, and we may remove the  depositary by delivery of written notice to the depositary of such removal. Upon the resignation or removal of the depositary, the depositary may, and shall at our written direction, terminate the deposit agreement  In either case, the depositary must give notice to the holders at least 30 days before termination. The depositary also has the right to terminate the deposit agreement, upon 30 days’ written notice to us and the holders, in the event that the depositary or the custodian shall be advised in writing by reputable independent Brazilian counsel that the depositary or the custodian reasonably could be subject to criminal, or material, as reasonably determined by the depositary, civil liabilities as a result of our having failed to provide any information or documents reasonably available only through us. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary and its agents will perform no further acts under the deposit agreement except to receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn.  As soon as practicable after the expiration of six months from the date of termination, the depositary shall sell the deposited securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the deposit agreement, without liability for interest, in trust for the pro rata benefit of the holders of ADRs who have not yet surrendered their ADRs.  After making such sale, the depositary shall have no further obligations in respect of the deposit agreement, except to account for such net proceeds and other cash.

Disclosure of Interests

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities and other securities, and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the depositary in its compliance with any instructions from us in respect thereof.

Books of Depositary

The depositary or its agent will maintain at a designated transfer office a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of the business of our company or matters relating to the deposit agreement.

The depositary will maintain in New York facilities for the delivery and receipt of ADRs. The ADR register may be closed from time to time when deemed expedient by the depositary or requested by us.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Neither we nor the depositary nor our agents will be liable if:

•
any present or future law, rule, regulation, fiat, order or decree of the United  States, the Federative Republic of Brazil or any other country, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond its control shall prevent or delay or cause any of us, the depositary or our agents to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provides shall be done or performed by it (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADRs, including any failure to determine that any distribution or action may be lawful or reasonably practicable;

•	it performs its obligations without gross negligence or bad faith;

•
it takes any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any holder of ADRs, or any other person believed by it to be competent to give such advice or information;

•	it fails to determine that it may be lawful or feasible to make rights available to holders in general or to any holder in particular; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs.  We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary shall not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of deposited securities or otherwise.  Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A.

The depositary has no obligation to inform ADR holders or any other holders of an interest in an ADS about the requirements of Brazilian law, rules or regulations or any changes therein or thereto.

Neither the depositary nor any of its agents shall be liable to holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability.  Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners of ADRs on account of their ownership of ADRs or ADSs.

The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any holder or holders of ADRs, any ADR or ADRs or otherwise related to the deposit agreement to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The depositary shall not incur liability for the content of any information submitted to it by us or on our behalf for distribution to the holders of ADRs or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us.

The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote.

The depositary and its agents may own and deal in any class of securities or our company or our affiliates and in ADRs.

Pre-Release Transactions

The depositary may, in certain circumstances, issue ADSs before receiving a deposit of common shares. These transactions are commonly referred to as “pre-release transactions.” Each pre-release transaction will be subject to a written agreement whereby the recipient of pre-released ADSs agrees with the depositary that such recipient (a) owns the common shares that are to be delivered by the recipient under such pre-release, (b) assigns all beneficial right, title and interest in such common shares to the depositary, (c) holds such common shares for the account of the depositary and (d) will deliver such common shares to the Custodian as soon as practicable and promptly upon demand therefor.  Each pre-release transaction will at all time s be fully collateralized (marked to market daily) with cash or U.S. government securities held by the depositary for the benefit of the ADR holders (but such collateral shall not constitute deposited securities). The number of ADRs involved in pre-release transactions at any one time shall not evidence more than 30% of all ADSs (excluding those evidenced by pre-released ADRs), provided that the depositary may change or disregard such limit from time to time as it deems appropriate.  The depositary may retain for its own account any earnings on collateral for pre-released ADRs and its charges for issuance thereof.

Taxes

You will be responsible for the taxes and other governmental charges payable by the custodian or the depositary with respect to the ADRs, any deposited securities represented by the ADSs or any distribution thereon. The depositary may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and shall distribute any remaining net proceeds or the balance of such property or securities to the holders entitled thereto. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to effect any registration, registration of transfer, split-up or combination of ADRs or any withdrawal of deposited securities until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian and our respective directors, employees, agents and affiliates for any claims with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you.

Available Information

The deposit agreement, the provisions of or governing deposited securities and any written communications from us, which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by ADR holders at the offices of the depositary and the custodian.  The depositary will mail copies of such communications (or English translations or summaries thereof) to ADR holders when furnished by us.

Governing Law

The deposit agreement is governed by and shall be construed in accordance with the laws of the State of New York.  In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

JPMorgan Chase Bank, N.A.

The depositary is JPMorgan Chase Bank, N.A.  JPMorgan Chase Bank, National Association, or “JPMCB,” is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. JPMCB is a commercial bank offering a wide range of banking services to its customers both domestically and internationally.  It is chartered, and its business is subject to examination and regulation, by the Office of the Comptroller of the Currency, a bureau of the United States Department of the Treasury. It is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation.

Effective July 1, 2004, Bank One Corporation merged with and into JPMorgan Chase & Co., the surviving corporation in the merger, pursuant to the Agreement and Plan of Merger dated as of January 14, 2004.

Prior to November 13, 2004, JPMCB was in the legal form of a banking corporation organized under the laws of the State of New York and was named JPMorgan Chase Bank. On that date, it became a national banking association and its name was changed to JPMorgan Chase Bank, National Association, the “Conversion.” Immediately after the Conversion, Bank One, N.A. (Chicago) and Bank One, N.A. (Columbus) merged into JPMCB.

Additional information, including the most recent Form 10-K for the year ended December 31, 2010, of JPMorgan Chase & Co. and additional annual, quarterly and current reports filed with the Securities and Exchange Commission by JPMorgan Chase & Co., as they become available, may be obtained from the Securities and Exchange Commission’s Internet site (http://www.sec.gov), or without charge by each person to whom this Official Statement is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017.

TAXATION

The following summary contains a description of the principal Brazilian and U.S. federal income tax consequences of the ownership and disposition of the common shares or ADSs, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to hold common shares or ADSs. The summary is based upon the tax laws of Brazil and regulations thereunder and on the federal income tax laws of the United States thereunder as of the date hereof, both of which are subject to change. Holders of common shares or ADSs should consult their own tax advisers as to the tax consequences of the ownership and disposition of common shares or ADSs in their particular circumstances.

Although there is at present no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty in the future. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. holders of common shares or ADSs.

Brazilian Tax Considerations

The following discussion summarizes the principal Brazilian tax consequences of the ownership and disposition of common shares or ADSs by a non-Brazilian holder. This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax adviser about the Brazilian tax consequences of investing in common shares or ADSs.

Taxation of Dividends

Dividends paid by us in cash or in kind from profits of periods beginning on or after January 1, 1996 (i) to the Depositary in respect of common shares underlying ADSs or (ii) to a non-Brazilian holder in respect of common shares will generally not be subject to Brazilian income tax withholding.

Taxation of Gains

According to Article 26 of Law No. 10,833 of December 29, 2003, which came into force on February 1, 2004, capital gains realized on the disposition of assets located in Brazil by non-Brazilian residents, whether or not to other non-residents and whether made outside or within Brazil, are subject to taxation in Brazil at a rate of 15%, or 25% if made by investors domiciled in a Low or Nil Taxation Jurisdiction (see discussion below under “—Discussion on Low or Nil Tax Jurisdictions”) . Although we believe that the ADSs will not fall within the definition of assets located in Brazil for the purposes of Law No. 10,833, considering the general and unclear scope of Law 10,833 and the absence of any judicial guidance in respect thereof, we are unable to predict whether such interpretation will ultimately prevail in the Brazilian courts.

Gains realized by non-Brazilian holders on dispositions of common shares in Brazil or in transactions with Brazilian residents may be exempt from Brazilian income tax or taxed at a rate of 15% or 25%, depending on the circumstances.  Gains realized through transactions on Brazilian stock exchanges, if carried out in accordance with Resolution CMN 2,689, as described below, are exempt from Brazilian income tax or subject to income tax at a rate of 15% if the gain is realized by a Low or Nil Taxation Jurisdiction Holder. Gains realized through transactions on Brazilian stock exchanges are otherwise subject to Brazilian income tax at a rate of 15% and also to Brazilian withholding tax at a rate of 0.005% (to offset the Brazilian income tax due on eventual capital gain). Gains realized through transactions with Brazilian residents or through transactions in Brazil not on the Brazilian stock exchanges are subject to tax at a rate of 15%, or 25% if made by investors resident in a Low or Nil Taxation Jurisdiction. Non-Brazilian holders should consult their own advisors on the applicable income tax rate.

Non-Brazilian holders of common shares registered under Resolution CMN 2,689 (which, pursuant to Resolution 1,927, includes ADSs) and which as of March 31, 2000 superseded the Annex IV Regulations, may be subject to favorable tax treatment as described above if the investor has:

•	appointed a representative in Brazil with power to take action relating to the investment in common shares;

•	registered as a foreign investor with the CVM; and

•	registered its investment in common shares with the Central Bank.

Under Resolution CMN 2,689, securities held by foreign investors must be maintained under the custody of, or in deposit accounts with, financial institutions duly authorized by the Central Bank and the CVM. In addition, securities trading are restricted under Resolution CMN 2,689 to transactions on Brazilian stock exchanges or qualified over-the-counter markets. The preferential treatment afforded under Resolution CMN 2,689 and afforded to investors in ADSs is not available to investors resident or domiciled in tax havens.

There can be no assurance that the current preferential treatment for non-Brazilian holders of common shares under Resolution CMN 2,689 will be maintained.

Gain on the disposition of common shares, subject to the tax treatment described above, is measured by the difference between the amounts in Brazilian currency realized on the sale or exchange and the acquisition cost of the shares sold, measured in Brazilian currency, without any correction for inflation. The acquisition cost of shares registered as an investment with the Central Bank is calculated on the basis of the foreign currency amount registered with the Central Bank.

There is a possibility that gains realized by a non-Brazilian holder upon the redemption of common shares will be treated as gains from the disposition of such common shares to a Brazilian resident occurring off of a stock exchange and will accordingly be subject to tax at a rate of 15%, or 25% if realized by investors resident in a Low or Nil Taxation Jurisdiction.

Any exercise of preemptive rights relating to common shares or ADSs should not be subject to Brazilian taxation. Gains on the sale or assignment of preemptive rights relating to common shares should be subject to the same tax treatment applicable to a sale or disposition of our common shares.

The deposit of common shares in exchange for the ADSs may be subject to Brazilian income tax if the amount previously registered with the Central Bank as a foreign investment in our common shares is lower than

•	the average price per common share on the BM&FBOVESPA on the day of the deposit; or

•	if no common shares were sold on that day, the average price per common share on the BM&FBOVESPA during the fifteen preceding trading sessions.

The difference between the amount previously registered and the average price of the common shares, calculated as set forth above, may be considered by the tax authorities as a capital gain subject to income tax. Unless the common shares were held in accordance with Resolution CMN 2,689, in which case the exchange would be tax-free, the capital gain will be subject to income tax at the following rates: (i) 15%, for gains realized through transactions that were conducted on Brazilian stock exchanges; or (ii) 15%, or 25% if realized by investors resident in Low or Nil Taxation Jurisdiction , for gains realized through transactions in Brazil that were not conducted on the Brazilian stock exchanges.

The cancellation of ADSs in exchange for common shares is not subject to Brazilian income tax, but is subject to the IOF/Exchange tax as described below. If such non-Brazilian holder does not qualify under Resolution CMN 2,689, it will be subject to the less favorable tax treatment described above in respect of exchanges of common shares.

There can be no assurance that the current favorable tax treatment of 2,689 Holders will continue in the future.

Discussion on Low or Nil Tax Jurisdictions

For purposes of Brazilian law, low or nil tax jurisdictions are countries and jurisdictions that do not tax income or that have a maximum income tax rate lower than 20%. Since 1998, the Brazilian Internal Revenue Service has issued acts expressly listing the countries/jurisdictions that are to be considered low tax jurisdictions for Brazilian tax purposes. Currently, the tax authorities have deemed approximately 65 countries to be low tax jurisdictions pursuant to Normative Instruction 1,037/2010, article 1. These countries include the Bahamas, the British Virgin Islands, the Cayman Islands, Hong Kong and Singapore.

Under Brazilian tax legislation, holders domiciled in low or nil tax jurisdictions are: (1) subject to a higher rate of withholding tax on income and capital gains; (2) not entitled to exemptions for investments in the Brazilian capital markets; (3) subject to automatic application of transfer pricing rules in transactions with Brazilian legal entities that are resident in Brazil; and (4) subject to thin capitalization rules on debt with legal entities that are resident in Brazil.

On June 24, 2008, Law No. 11,727 introduced the concept of “privileged tax regime,” which is a tax regime that (1) does not tax income or taxes it at a maximum rate lower than 20.0%; (2) grants tax benefits to non-resident entities or individuals (a) without the requirement to carry out a substantial economic activity in the country or dependency or (b) contingent to the non-exercise of a substantial economic activity in the country or dependency; (3) does not tax or that taxes the income generated abroad at a maximum rate lower than 20%; or (4) does not provide access to information related to shareholding composition, ownership of assets and rights or economic transactions carried out. According to article 2 of Normative Instruction 1,037/2010, LLCs incorporated in the United States, among others, are listed as privileged tax regimes by the tax authorities.

In principle, the best interpretation of Law No. 11,727/08 leads us to conclude that the new concept of “privileged tax regime” should be solely applied for purposes of transfer pricing rules in export and import transactions. However, due to the recent enactment of this Law, we are unable to ascertain whether or not the privileged tax regime concept will be extended to the concept of Low or Nil Tax Jurisdiction. The provisions of Law No. 11,727/08 that refer to the “privileged tax regime” came into effect on January 1, 2009. Although we are of the opinion that the concept of privileged tax regime should not affect the tax treatment of a non-resident shareholder described above, we cannot assure you whether subsequent legislation or interpretations by the Brazilian tax authorities regarding the definition of privileged tax regime will extend such concept to the tax treatment of a non-resident shareholder described above.

Prospective purchasers should therefore consult with their own tax advisors regarding the consequences of the implementation of Law No. 11,727, Normative Instruction No. 1,037/2010 and of any related Brazilian tax laws or regulations concerning low or nil tax jurisdictions and privileged tax regimes.

Distributions of Interest on Capital

A Brazilian corporation may make payments to its shareholders characterized as interest on the corporation's capital as an alternative form of making dividend distributions. See “Item 8A. Financial Information—Consolidated Statements and Other Financial Information—Dividend Policy.” The rate of interest may not be higher than the TJLP, as determined by the Central Bank from time to time. The total amount distributed as interest on capital may not exceed, for tax purposes, the greater of:

•
50% of net income for the year in respect of which the payment is made, after the deduction of social contribution or net profits and before (1) making any deduction for corporate income taxes paid and (2) taking such distribution into account; or

•	50% of retained earnings for the year prior to the year in respect of which the payment is made.

Payments of interest on capital are decided by the shareholders on the basis of recommendations by our Board of Directors.

Distributions of interest on capital paid to Brazilian and non-Brazilian holders of common shares, including payments to the Depositary in respect of common shares underlying ADSs, are deductible by us for Brazilian tax purposes up to the limit mentioned above. Such payments are subject to Brazilian income tax withholding at the rate of 15%, except for payments to beneficiaries who are exempt from tax in Brazil, which are free of Brazilian tax, and except for payments to beneficiaries domiciled in low or nil tax jurisdictions, whose payments are subject to withholding at a 25% rate.

No assurance can be given that our Board of Directors will not recommend that future distributions of profits will be made by means of interest on capital instead of by means of dividends.

Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of the common shares or ADSs by a non-Brazilian holder except for gift and inheritance taxes levied by some States in Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or in the relevant state to individuals or entities that are resident or domiciled within such state in Brazil. There is no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of common shares or ADSs.

Tax on Foreign Exchange and Financial Transactions

Tax on foreign exchange transactions, or the “IOF/Exchange Tax”

Brazilian law imposes the IOF/Exchange Tax on the conversion of reais into foreign currency and on the conversion of foreign currency into reais. The Brazilian government increased the tax rate related to foreign investments in the Brazilian financial and capital markets to 6.0%,  including investments made pursuant to Resolution CMN 2,689, with an exception made for the inflow of funds in connection with variable income investments carried out within BM&FBOVESPA which is subject to a less burdensome 2.0% IOF/Exchange rate. As a result, any non-Brazilian holder will be subject to a 2.0% tax upon transferring foreign currency to Brazil to purchase our common shares within BM&FBOVESPA. Such 2.0% IOF/Exchange rate also applies on the symbolic and simultaneous foreign exchange transaction required for the purpose of cancellation of ADSs in exchange for common shares.

The outflow of funds from Brazil related to investments carried out pursuant to Resolution CMN 2,689, including for dividend payments and returns of capital, remains subject to the 0% rate. In any case, the Brazilian Government is permitted to increase the rate at any time up to 25%. However, any increase in rates may only apply to future foreign exchange transactions.

Tax on transactions involving bonds and securities, or the “IOF/Bonds Tax”

Brazilian law imposes the IOF/Bonds Tax on transactions involving bonds and securities, including those carried out on a Brazilian stock exchange. The rate of IOF/Bonds Tax applicable to transactions involving the deposit of common shares in exchange for ADSs is currently 1.5%. The rate is applied to the product of the number of common shares received and the closing price for those shares on the date prior to the transfer, or if such closing price is not available, the last available closing price for such shares.

U.S. Federal Income Tax Considerations

The following are the material U.S. federal income tax consequences to a U.S. Holder described below of owning and disposing of common shares or ADSs, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to hold or dispose of such securities. The discussion applies only to a U.S. Holder that holds common shares or ADSs as capital assets for tax purposes and it does not describe all tax consequences that may be relevant to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers or traders in securities or foreign currencies who use a mark-to-market of tax accounting;

•	persons holding common shares or ADSs as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt entities, including an “individual retirement account” or Roth IRA;

•	persons holding shares in connection with a trade or business conducted outside of the United States; or

•	persons holding common shares or ADSs that own or are deemed to own ten percent or more of our voting stock.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding common shares or ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the common shares or ADSs.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the “Code,” administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly with retroactive effect. It is also based in part on representations by the Depositary and assumes that each obligation under the Deposit Agreement and any related agreement will be performed in accordance with its terms.

A “U.S. Holder” is a holder who, for U.S. federal tax purposes, is a beneficial owner of common shares or ADSs that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, a U.S. Holder that owns ADSs will be treated as the owner of the underlying common shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying common shares represented by those ADSs.

The U.S. Treasury has expressed concerns that parties to whom American depositary shares are released before delivery of shares to the depositary or intermediaries in the chain of ownership between U.S. holders and the issuer of the security underlying the American depositary shares may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. holders of American depositary shares. Such actions would also be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of Brazilian taxes and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by such parties or intermediaries.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of common shares or ADSs in their particular circumstances.

This discussion assumes that the Company is not, and will not become, a passive foreign investment company, as described below.

Taxation of Distributions

Distributions paid on common shares or ADSs, including distributions of interest on capital, will generally be treated as dividends to the extent paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because the Company does not maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid by qualified foreign corporations to certain non-corporate U.S. Holders in taxable years beginning before January 1, 2013 are taxable at favorable rates, up to a maximum rate of 15%. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid on stock that is readily tradable on a securities market in the United States, such as the New York Stock Exchange where our ADSs are traded. U.S. Holders should consult their tax advisers to determine whether a favorable rate will apply to dividends they receive and whether they are subject to any special rules that limit their ability to be taxed at a favorable rate.

The amount of a dividend will include any amounts withheld by the Company in respect of Brazilian taxes on the distribution. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s or, in the case of ADSs, the Depositary’s receipt of the dividend. The amount of any dividend income paid in reais will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of such receipt regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of its receipt.

Sale or Other Disposition of Common Shares or ADSs

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of common shares or ADSs will be capital gain or loss. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. If a Brazilian tax is withheld on the sale or disposition of common shares or ADSs, a U.S. Holder’s amount realized will include the gross amount of the proceeds of such sale or disposition before deduction of the Brazilian tax. See “—Brazilian Tax Considerations – Taxation of Gains” for a description of when a disposition may be subject to taxation by Brazil.

Foreign Tax Credits in Respect of Brazilian Taxes

Subject to applicable limitations that may vary depending upon a U.S. Holder’s circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, Brazilian income taxes withheld from dividends on common shares or ADSs generally will be creditable against a U.S. Holder’s U.S. federal income tax liability.

A U.S. Holder will be entitled to use foreign tax credits to offset only the portion of its U.S. tax liability that is attributable to foreign-source income. This limitation on foreign taxes eligible for credit is calculated separately with regard to specific classes of income. Because a U.S. Holder’s gains from the sale or exchange of common shares or ADSs will generally be treated as U.S.-source income, this limitation may preclude a U.S. Holder from claiming a credit for all or a portion of the Brazilian taxes imposed on any such gains. U.S. Holders should consult their tax advisers as to whether these Brazilian taxes may be creditable against the U.S. Holder’s U.S. federal income tax liability on foreign-source income from other sources.

Instead of claiming a credit, a U.S. Holder may elect to deduct such Brazilian taxes in computing its taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits must apply to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

The Brazilian IOF/Bond Tax and the IOF/Exchange Tax imposed on the deposit of common shares in exchange for ADSs and the cancellation of ADSs in exchange for common shares (as discussed above under “—Brazilian Tax Considerations”) will not be treated as creditable foreign tax for U.S. federal income tax purposes. U.S. Holders should consult their tax advisers regarding the tax treatment of these taxes for U.S. federal income tax purposes.

The rules governing foreign tax credits are complex and, therefore, U.S. Holders should consult their tax advisers regarding the availability of foreign tax credits in their particular circumstances.

Passive Foreign Investment Company Rules

The Company believes that it was not a “passive foreign investment company,” or “PFIC,” for U.S. federal income tax purposes for its 2010 taxable year and it does not expect to become a PFIC for its 2011 taxable year or in the foreseeable future. However, since PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that the Company will not be a PFIC for any taxable year.

If the Company were a PFIC for any taxable year during which a U.S. Holder held common shares or ADSs, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of the common shares or ADSs would be allocated ratably over the U.S. Holder’s holding period for the common shares or ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for such taxable year, and an interest charge would be imposed on the amount allocated to such taxable year. Similar rules would apply to any distribution in respect of common shares or ADSs to the extent in excess of 125% of the average of the annual distributions on common shares or ADSs received by a U.S. Holder during the preceding three years or such holder’s holding period, whichever is shorter. Certain elections (such as a mark-to-market election) may be available that would result in alternative treatment under the PFIC rules. U.S. Holders should consult their tax advisers to determine whether the Company is a PFIC for any given taxable year and the tax consequences to them of holding shares in a PFIC.

Pursuant to a recent amendment to the Code, if the Company were a PFIC in any taxable year, a U.S. Holder may be required to file an annual informational report with the Internal Revenue Service, or the “IRS.”

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding unless (i) the U.S. Holder is an exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

For taxable years beginning after March 18, 2010, certain U.S. Holders who are individuals are required to report information relating to stock of a non-U.S. person, subject to certain exceptions (including an exception for stock held in custodial accounts maintained by a U.S. financial institution). U.S. Holders are urged to consult their tax advisers regarding the effect, if any, of this legislation on their ownership and disposition of common shares or ADSs.

U.S. HOLDERS OF OUR COMMON SHARES OR ADSs SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE BRAZILIAN, U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES OR ADSs BASED UPON THEIR PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

The validity of the common shares and certain other matters of Brazilian law will be passed upon for us by Lefosse Advogados, São Paulo, Brazil. Certain U.S. legal matters will be passed upon for us by Davis Polk & Wardwell LLP, São Paulo, Brazil.

EXPERTS

The financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) as of December 31, 2010 incorporated in this prospectus by reference to the Annual Report on Form 20-F/A for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers Auditores Independentes is a member of the Regional Accounting Council (Conselho Regional de Contabilidade – CRC). The business address of PricewaterhouseCoopers Auditores Independentes is Avenida José da Silva de Azevedo Neto, 200 - Torre Evolution IV, 2nd floor, Rio de Janeiro - RJ, Brazil 22775-056.

The consolidated balance sheet of TIM Participações S.A. as of January 1, 2009 appearing in the TIM Participações S.A. Annual Report on Form 20-F/A for the year ended December 31, 2010, have been audited by Ernst & Young Terco Auditores Independentes S.S., an independent registered public accounting firm, as set forth in their report thereon, included herein, and incorporated herein by reference. Such consolidated balance sheet is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young Terco Auditores Independentes S.S. is a member of the Regional Accounting Council (Conselho Regional de Contabilidade – CRC).  The business address of Ernst & Young Terco Auditores Independentes S.S. is Praia de Botafogo, 300, 13th floor, 22250-040, Rio de Janeiro, RJ, Brazil.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are incorporated under the laws of Brazil. All of our directors and officers reside outside the United States.  Substantially all of our assets are located in Brazil. As a result, it may not be possible (or it may be difficult) for you to effect service of process upon us or these other persons within the United States or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by Lefosse Advogados, our Brazilian counsel, that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against us, the directors and officers or certain advisors named herein obtained in the United States would be enforceable in Brazil upon confirmation of that judgment by the Superior Tribunal de Justiça (Superior Tribunal of Justice). That confirmation will only be available if the U.S. judgment:

•	fulfills all formalities required for its enforceability under the laws of the United States;

•
is issued by a court of competent jurisdiction after proper service of process on the parties, which must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of our absence has been given, as established pursuant to applicable law;

•	is not subject to appeal;

•	is for payment of a determined sum of money;

•	is authenticated by a Brazilian diplomatic office in the United States and is accompanied by a sworn translation into Portuguese; and

•	is not against Brazilian public policy, good morals or national sovereignty (as set forth in Brazilian law).

We have been further advised by our Brazilian counsel that original actions may be brought in connection with this prospectus predicated solely on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the directors and officers and certain advisors named herein.

In addition, a plaintiff, whether Brazilian or non-Brazilian, that resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure its payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Tribunal de Justiça. Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under Brazilian law, any provision, whether contained in the articles of association of a company or in any agreement, exempting any officer or director or indemnifying any officer or director against any liability which by law or otherwise would attach to them in respect of negligence, default, misfeasance, breach of duty or trust, is void. A company may, however, indemnify an officer or director against any liability incurred by them in defending any proceedings, whether criminal or civil, in which a judgment is given in their favor. We have not entered into any indemnification agreements of this kind.

TIM maintains an insurance policy that protects its officers and directors from civil liabilities incurred as a result of actions taken in their official capacity associated with any civil, criminal or administrative process.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 9. Exhibits

The following is a list of all exhibits filed as part of this registration statement on Form F-3, including those incorporated herein by reference.

Exhibit No.	Document

1.1*	Form of International Underwriting Agreement.

4.1
Deposit Agreement dated as of June 24, 2002 among TIM Participações S.A. (fka Tele Celular Sul Participações S.A.) (the “Company”), JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as depositary (the “Depositary”), and the holders from time to time of the American Depositary Receipts issued thereunder (the “Deposit Agreement”). Previously filed as an exhibit to Form F-6 file number 333-83742 and incorporated herein by reference.

4.2
Form of Amendment No. 1 to Deposit Agreement among the Company, the Depositary and all holders from time to time of American Depositary Receipts issued thereunder. Previously filed as an exhibit to Post-Effective Amendment to Form F-6 file number 333-83742 and incorporated herein by reference.

4.3
Form of Amendment No. 2 to Deposit Agreement among the Company, the Depositary and all holders from time to time of American Depositary Receipts issued thereunder. Previously filed as an exhibit to Form F-6 file number 333-171618 and incorporated herein by reference.

4.4
Form of Amendment No. 3 to Deposit Agreement among the Company, the Depositary and all holders from time to time of American Depositary Receipts issued thereunder, including the form of American Depositary Receipt. Previously filed as an exhibit to Form F-6 file number 333-175684 and incorporated herein by reference.

5.1	Opinion of Lefosse Advogados, Brazilian legal counsel of the Registrant, as to the legality of the common shares.

8.1	Opinion of Lefosse Advogados, as to tax matters.

Exhibit No.	Document

23.1	Consent of PricewaterhouseCoopers Auditores Independentes.

23.2	Consent of Ernst & Young Terco Auditores Independentes S.S.

24.1	Powers of Attorney (included on signature page to the Registration Statement).
_______________
*	To be filed by amendment or as an exhibit to a report filed or submitted pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and incorporated by reference.

Item 10. Undertakings

(a)      The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement as a part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)      The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)      The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rio de Janeiro, Brazil, on September 15, 2011.

TIM PARTICIPAÇÕES S.A.
By:	/s/ Luca Luciani
Name: Luca Luciani
Title: Chief Executive Officer

By:	/s/ Claudio Zezza
Name: Claudio Zezza
Title: CFO and Investor Relations Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints Luca Luciani and Claudio Zezza, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any such subsequent registration statement and reports on Form 6-K relating thereto and any registration statement filed pursuant to Rule 426(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Luca Luciani	Chief Executive Officer and Director	September 15, 2011
Luca Luciani	(Principal Executive Officer)

/s/ Claudio Zezza	Chief Financial and Investor Relations Officer	September 15, 2011
Claudio Zezza	(Principal Accounting and Financial Officer)

Signature	Title	Date

/s/ Manoel Horacio Francisco da Silva	Chairman of the Board of Directors	September 15, 2011
Manoel Horacio Francisco da Silva

Director
Gabriele Galateri di Genola e Suniglia

/s/ Andrea Mangoni	Director	September 15, 2011
Andrea Mangoni

/s/ Oscar Cicchetti	Director	September 15, 2011
Oscar Cicchetti

/s/ Stefano de Angelis	Director	September 15, 2011
Stefano de Angelis

/s/ Carmelo Furci	Director	September 15, 2011
Carmelo Furci

Director
Mailson Ferreira da Nóbrega

/s/ Adhemar Gabriel Bahadian	Director	September 15, 2011
Adhemar Gabriel Bahadian

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative of TIM Participações S.A. in the United States, has signed this registration statement in the City of New York, State of New York, on September 15, 2011.

TELECOM ITALIA SPARKLE OF NORTH AMERICA, INC.
By:	/s/ Joseph Rubino
Name: Joseph Rubino
Title: Authorized Representative

EXHIBIT INDEX

Exhibit No.	Document

1.1*	Form of International Underwriting Agreement.

4.1
Deposit Agreement dated as of June 24, 2002 among TIM Participações S.A. (fka Tele Celular Sul Participações S.A.) (the “Company”), JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as depositary (the “Depositary”), and the holders from time to time of the American Depositary Receipts issued thereunder (the “Deposit Agreement”). Previously filed as an exhibit to Form F-6 file number 333-83742 and incorporated herein by reference.

4.2
Form of Amendment No. 1 to Deposit Agreement among the Company, the Depositary and all holders from time to time of American Depositary Receipts issued thereunder. Previously filed as an exhibit to Post-Effective Amendment to Form F-6 file number 333-83742 and incorporated herein by reference.

4.3
Form of Amendment No. 2 to Deposit Agreement among the Company, the Depositary and all holders from time to time of American Depositary Receipts issued thereunder. Previously filed as an exhibit to Form F-6 file number 333-171618 and incorporated herein by reference.

4.4
Form of Amendment No. 3 to Deposit Agreement among the Company, the Depositary and all holders from time to time of American Depositary Receipts issued thereunder, including the form of American Depositary Receipt. Previously filed as an exhibit to Form F-6 file number 333-175684 and incorporated herein by reference.

5.1	Opinion of Lefosse Advogados, Brazilian legal counsel of the Registrant, as to the legality of the common shares.

8.1	Opinion of Lefosse Advogados, as to tax matters.

23.1	Consent of PricewaterhouseCoopers Auditores Independentes.

23.2	Consent of Ernst & Young Terco Auditores Independentes S.S.

24.1	Powers of Attorney (included on signature page to the Registration Statement).
_______________
*      To be filed by amendment or as an exhibit to a report filed or submitted pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and incorporated by reference.